EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-128607 on Form S-3 of our report dated February 25, 2005 (September 26, 2005, as to Note 2) relating to the consolidated financial statements of PNM Resources, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the adoption of Statement of Financial Accounting Standard No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003, and the change in the actuarial valuation measurement date for the pension plan and other post-retirement benefits from September 30 to December 31) and our reports dated February 25, 2005 relating to the financial statement schedules of PNM Resources, Inc. and management's report on the effectiveness of internal control over financial reporting appearing in the Current Report on Form 8-K of PNM Resources, Inc. dated September 26, 2005, and to the reference to us under the heading "Experts", which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California
November 15, 2005